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Exhibit 99(a)(5)

November 20, 2002

FOR IMMEDIATE RELEASE	CONTACT: John Jelavich (530) 674-6025

CALIFORNIA INDEPENDENT BANCORP ANNOUNCES OFFER TO PURCHASE UP
TO 200,000 SHARES OF ITS COMMON STOCK AT $22.00 TO $25.00 PER SHARE

Yuba City, CA—November 20, 2002—California Independent Bancorp (NASDAQ—CIBN), announced today that its Board of Directors has approved the initiation of a "Dutch Auction" Tender Offer by the Company to purchase up to 200,000 shares of its outstanding common stock at a price per share of not less than $22.00 nor more than $25.00 per share. The tender offer is expected to commence on or about November 27, 2002 and to expire, unless extended, at 5:00 p.m., Eastern Standard Time, on or about December 30, 2002.

        Under the tender offer, CIBN stockholders will have the opportunity to tender some or all of their shares at a price within the $22.00 to $25.00 price range. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per share price within the range that will enable it to buy 200,000 shares, or such lesser number of shares that are properly tendered. If stockholders of more than 200,000 shares properly tender their shares at or below the determined price per share, the Company will purchase shares tendered by such stockholders, at the determined price per share, on a pro rata basis. Stockholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that will be distributed to stockholders.

        John Jelavich, President of the Company commented, "We believe that a repurchase of our stock is consistent with our goal of maximizing stockholder value. At the same time, our offer provides those who wish to sell shares an opportunity to do so at a premium over recent trading prices and without incurring transaction fees."

        The offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and will also be made available for distribution to beneficial owners of the Company's common stock.

        Neither the Company, nor its Board of Directors, is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company.

        Stockholders and investors should read carefully the offer to purchase and related materials when they are available because they contain important information. Stockholders and investors may obtain a free copy (when available) of the offer to purchase and other documents that will be filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at www.sec.gov or from the Company (when available). Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

        California Independent Bancorp, through its subsidiary Feather River State Bank, engages in a broad range of financial service activities. Its primary market is in the Sacramento Valley, with nine branches in Yuba City, Arbuckle, Colusa, Marysville, Wheatland, Woodland, Lincoln, and Roseville, California serving Sutter, Yuba, Colusa, Yolo, and Placer counties.

Forward-looking statements—The Private Securities Litigation Reform Act of 1995:

        Certain statements contained in this release are forward-looking statements that are subject to risk and uncertainty. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. A number of factors—many of which are beyond California Independent Bancorp's ("Company") control—could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended September 30, 2002, describe some of these factors, including certain credit, market, operational, liquidity, and interest rate risks associated with the Company's business and operations. Other factors described in the Company's Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended September 30, 2002, include changes in business and economic conditions, competition, fiscal and monetary policies, and legislation. There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future the Company's business, results of operations and financial condition. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such statements in light of new

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  Exhibit 99(a)(5)